TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
Delta Oil & Gas, Inc.
(A Development Stage Company)

We consent to the use in the Registration Statement of Delta Oil & Gas, Inc. on Form 10-SB (the "Registration Statement") of our Report of Independent Registered Public Accounting Firm dated April 13, 2006, on the consolidated balance sheets of Delta Oil & Gas, Inc. as at December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended and for the period from inception on January 9, 2001 to December 31, 2005.

In addition, we consent to the reference to us under the heading "Risk Factors" in the Registration Statement.

Telford Sadovnick, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

May 10, 2006